Lake Shore Bancorp, Inc. Reports Second Quarter 2018 and Year to Date Earnings and Declares Dividend

DUNKIRK, N.Y.— July 25,  2018—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the second quarter of 2018 and the six months ended June 30, 2018.

Net income for second quarter 2018 was $1.0 million and diluted earnings per share was $0.16.  Second quarter 2017 net income was $1.1 million and diluted earnings per share was $0.19. Second quarter 2018 net income reflected a $280,000 increase in non-interest expense, a $150,000 decrease in non-interest income and a $90,000 increase in provision for loan losses which was partially offset by a $250,000 increase in net interest income and a $134,000 decrease in income tax expense when compared to the second quarter of 2017.  Net income for the 2017 second quarter included $197,000 more in realized gains on the sale of securities as compared to the second quarter of 2018.  There were no sales of securities during the second quarter of 2018.

Net income for the six months ended June 30, 2018 was $1.94 million, or $0.32 per diluted share, compared to net income of $1.86 million, or $0.30 per diluted share, for the six months ended June 30, 2017. Net income for the six months ended June 30, 2018 reflected a $414,000 increase in net interest income, a $185,000 decrease in provision for loan losses and a $136,000 decrease in income tax expense which was partially offset by a $461,000 increase in non-interest expense and a $190,000 decrease in non-interest income when compared to the six months ended June 30, 2017.

2018 Second Quarter and Year to Date Highlights:

•	Diluted earnings per share increased $0.02, or 6.7%, for the six months ended June 30, 2018 when compared to the six months ended June 30, 2017;
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Net interest income increased $250,000, or 6.0%, for the second quarter 2018 when compared to the second quarter 2017 primarily due to a $28.2 million, or 17.4%, increase in average commercial loans during the three months ended June 30, 2018 as compared to the three months ended June 30, 2017;

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Net interest income increased $414,000, or 5.0%, for the six months ended June 30, 2018 when compared to the six months ended June 30, 2017 primarily due to a $32.9 million, or 21.2%, increase in average commercial loans during the six months ended June 30, 2018 as compared to the six months ended June 30, 2017;

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The effective tax rate was 13.9% for the six months ended June 30, 2018, which was a 5.6% decrease in comparison to the six months ended June 30, 2017, primarily due to the Tax Cuts and Jobs Act (“Tax Act”) which lowered the federal corporate tax rate from 34% to 21% as of January 1, 2018;

•	Total assets at June 30, 2018 increased $24.3 million, or 4.7%, to $543.3 million when compared to December 31, 2017;

•

Loans receivable, net increased $17.3 million, or 4.7%, to $382.3 million at June 30, 2018 from $365.1 million at December 31, 2017 primarily due to organic commercial loan growth of $14.7 million, or 8.1%, during the first six months of 2018; and

•	Total deposits grew by $27.2 million, or 6.7%, to $432.3 million at June 30, 2018 when compared to December 31, 2017, primarily due to net core (non-time) deposit growth.

 “Strong growth in both loans and deposits once again marks our ongoing commitment to serving the individual needs of our consumer and business customers, as we remain dedicated to implementing our strategic plan objectives across the organization,” stated Daniel P. Reininga, President and Chief Executive Officer. “Even under the pressure of increased competition throughout our marketplace, we continue to regularly welcome and develop new customer relationships, offering a truly customer-centric experience from our team of skilled professionals located across Western New York.  The positive results of our loan and deposit growth are reflected in the significant increase in our net interest income, which continues to provide us the financial strength to fund future strategic growth.”

Net Interest Income

Second quarter 2018 net interest income increased $250,000, or 6.0%, to $4.4 million as compared to the 2017 second quarter. Net interest income for the six months ended June 30, 2018 increased $414,000, or 5.0%, when compared to the six months ended June 30, 2017.

Interest income for the second quarter of 2018 was $5.3 million, an increase of $493,000, or 10.9%, compared to second quarter 2017.  The increase was primarily attributable to a $39.0 million, or 8.5%, net increase in the average balance of interest-earning assets in comparison to the second quarter of 2017. The increase in the average balance of interest-earning assets was primarily due to growth in commercial loans.

Interest income for the six months ended June 30, 2018 was $10.4 million, an increase of $843,000, or 8.8%, compared to the six months ended June 30, 2017.  The increase was primarily attributable to a $35.2 million, or 7.7%, net increase in the average balance of interest-earning assets in comparison to the six months ended June 30, 2017. The increase in the average balance of interest-earning assets was primarily due to growth in commercial loans.

Interest expense for the 2018 second quarter was $860,000, an increase of $243,000, or 39.4%, from $617,000 for the 2017 second quarter. Approximately $204,000 of the increase was due to an increase in the average interest rate being paid on money market and time deposit accounts of  41 and 16 basis points, respectively, as a result of the increase in short term interest rates during the three month period ended June 30, 2018.  The increase in interest paid on deposit accounts was also due to a $30.8 million increase in average core deposits during the 2018 second quarter as compared to the 2017 second quarter. In addition, the interest paid on borrowings increased by $43,000 during the second quarter of 2018 primarily due to a $7.1 million increase in the average balance of borrowings since the second quarter of 2017.  The average rate paid on borrowings also increased to 2.12% for the three months ended June 30, 2018 as compared to 2.00% for the three months ended June 30, 2017.

Interest expense for the six months ended June 30, 2018 was $1.6 million, an increase of $429,000, or 35.5%, from $1.2 million for the six months ended June 30, 2017. Approximately $347,000 of this increase was due to an increase in the average interest rate being paid on money market and time deposit accounts of 34 and 15 basis points, respectively, as a result of the increase in short term interest rates during the six month period ended June 30, 2018.  The increase in interest paid on deposit accounts was also due to a $26.2 million increase in average core deposits during the six months ended June 30, 2018 as compared to the six months ended June 30, 2017. In addition, there was a $90,000 increase in interest paid on borrowings during the first six months of 2018 primarily due to a $7.5 million increase in the average balance of borrowings.  The average rate paid on borrowings increased to 2.09% for the six months ended June 30, 2018 as compared to 1.97% for the six months ended June 30, 2017.

Non-Interest Income

Non-interest income decreased by $150,000, or 18.6%, to $657,000 in the second quarter of 2018 as compared to $807,000 for the second quarter of 2017. The decrease was primarily attributed to a $197,000 pre-tax realized gain on the sale of securities during the 2017 second quarter as compared to there being no sales of securities during the 2018 second quarter.  The decrease was partially offset by a $36,000 increase in recoveries on previously impaired securities during the second quarter of 2018.

Non-interest income decreased by $190,000, or 13.2%, to $1.2 million for the six months ended June 30, 2018 as compared to $1.4 million for the six months ended June 30, 2017. The decrease was primarily attributed to a $222,000 pre-tax realized gain on the sale of securities during the six months ended June 30, 2017 as compared to there being no sales of securities during the six months ended June 30, 2018. The decrease was partially offset by a $19,000 increase in recoveries on previously impaired securities and a $14,000 increase in unrealized gains on equity securities during the six months ended June 30, 2018.

Non-Interest Expense

Non-interest expense was $3.8 million for the second quarter of 2018, an increase of $280,000, or 8.0%, compared to the same quarter in the prior year. The current year second quarter had higher expenses for salary and benefits, data processing, advertising and other expenses, which were partially offset by lower expenses for postage and supplies.

Non-interest expense was $7.5 million for the six months ended June 30, 2018, an increase of $461,000, or 6.5%, compared to the six months ended June 30, 2017. The first six months of 2018 had higher expenses for salary and benefits, data processing and other expenses, which were partially offset by lower occupancy and equipment expenses and postage and supplies expenses.

Asset Quality

The second quarter 2018 provision for loan losses was $115,000 as compared to $25,000 for the same quarter in the prior year.  The increase in the provision expense was primarily due to the downgrade in loan classification for one commercial business loan and reserves associated with impaired commercial real estate loans.

The provision for loan losses during the six months ended June 30, 2018 was $190,000, a decrease of $185,000, or 49.3%, as compared to the six months ended June 30, 2017.  During the six months ended June 30 2017, a higher provision was recorded for the downgrade in loan classification for two commercial loan relationships.  As of June 30, 2018, these downgraded loans were performing, and well collateralized by commercial real estate, as well as fixtures and equipment.

Non-performing loans as a percent of total net loans at June 30, 2018 was 1.25%, a 20 basis points increase from 1.05% at December 31, 2017, primarily due to a $934,000 increase in non-performing loans during the first six months of 2018. 84.4% of the increase in non-performing loans were commercial real estate loans which are collateralized by real estate in the Western New York region, while 13.6% of the increase was attributed to one- to four- family residential real estate and home equity loans. The Company’s allowance for loan losses as a percent of total loans was 0.91% at June 30, 2018 and 0.90% at December 31, 2017.

Balance Sheet Summary

Total assets at June 30, 2018 were $543.3 million, a $24.3 million, or 4.7%, increase as compared to $519.0 million at December 31, 2017. Loans receivable, net at June 30, 2018 were $382.3 million, a $17.3 million, or 4.7%, increase as compared to $365.1 million at December 31, 2017. The increase in total loans was primarily due to an increase in commercial real estate, commercial business and home equity loans. Total deposits at June 30, 2018 were $432.3 million, an increase of $27.2 million, or 6.7%, compared with $405.2 million at December 31, 2017. The increase in deposits was primarily due to an increase in net core deposits. Core deposits at June 30, 2018 were $283.9 million, an increase of $27.2 million, or 10.6%, from December 31, 2017.

Stockholders’ equity at June 30, 2018 was $78.5 million as compared to $78.4 million at December 31, 2017.  The increase in stockholders’ equity was primarily attributed to year to date net income which was partially offset by stock repurchases, dividend payments and an increase in accumulated other comprehensive losses.

Dividends Declared

The Company’s Board of Directors approved a $0.10 per share cash dividend on the Company’s common stock on July 25,  2018, payable on August 21,  2018, to shareholders of record as of August 7,  2018. Lake Shore, MHC, which holds 3,636,875 shares, or 60.0%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $17.20 on July 24,  2018, which implied a dividend yield for the Company’s common stock of 2.33%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2018	2017
	(Unaudited)
	(Dollars in thousands)

Total assets	$543,319	$518,977
Cash and cash equivalents	43,123	40,913
Securities available for sale	84,926	80,421
Loans receivable, net	382,319	365,063
Deposits	432,311	405,153
Long-term debt	24,650	26,950
Stockholders’ equity	78,529	78,375

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,267	$4,774	$10,375	$9,532
Interest expense	860	617	1,636	1,207
Net interest income	4,407	4,157	8,739	8,325
Provision for loan losses	115	25	190	375
Net interest income after provision for loan losses	4,292	4,132	8,549	7,950
Total non-interest income	657	807	1,247	1,437
Total non-interest expense	3,782	3,502	7,540	7,079
Income before income taxes	1,167	1,437	2,256	2,308
Income tax expense	161	295	314	450
Net income	$1,006	$1,142	$1,942	$1,858
Basic earnings per share	$0.17	$0.19	$0.32	$0.30
Diluted earnings per share	$0.16	$0.19	$0.32	$0.30
Dividends declared per share	$0.10	$0.08	$0.20	$0.16

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)

Return on average assets(1)	0.75%	0.92%	0.74%	0.76%
Return on average equity(1)	5.12%	5.90%	4.94%	4.82%
Average interest-earning assets to average interest-bearing liabilities	125.65%	128.36%	125.76%	128.22%
Interest rate spread	3.36%	3.47%	3.39%	3.51%
Net interest margin	3.54%	3.62%	3.56%	3.66%

(1) Annualized

	June 30,	December 31,
	2018	2017
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.25%	1.05%
Non-performing assets as a percent of total assets	0.97%	0.82%
Allowance for loan losses as a percent of total net loans	0.91%	0.90%
Allowance for loan losses as a percent of non-performing loans	72.88%	85.65%

	June 30,	December 31,
	2018	2017
	(Unaudited)

Share Information:
Common Stock, number of shares outstanding	6,059,714	6,098,323
Treasury Stock, number of shares held	768,027	729,418